PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 23, 2001)                REGISTRATION NO. 333-92161
                                                                       333-95805


                                   [LOGO](sm)


                        1,000,000,000 Depositary Receipts
                         Pharmaceutical HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated January 30, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS(sm) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:


                                                                       Primary
                                                        Share          Trading
           Name of Company                  Ticker     Amounts         Market
---------------------------------------   ----------  ---------    -------------
Abbott Laboratories                          ABT          14            NYSE
Allergan, Inc.                               AGN           1            NYSE
American Home Products Corporation           AHP          12            NYSE
Andrx Corporation-Andrx Group                ADRX          2         Nasdaq NMS
Biovail Corporation                          BVF           4            NYSE
Bristol-Myers Squibb Company                 BMY          18            NYSE
Eli Lilly & Company                          LLY          10            NYSE
Forest Laboratories, Inc.                    FRX           2            NYSE
ICN Pharmaceuticals, Inc.                    ICN           1            NYSE
IVAX Corporation                             IVX       1.875            AMEX
Johnson & Johnson                            JNJ          26            NYSE
King Pharmaceuticals, Inc.(1)                KG       3.1875            NYSE
Merck & Co., Inc.                            MRK          22            NYSE
Mylan Laboratories, Inc.                     MYL           1            NYSE
Pfizer Inc.                                  PFE          58            NYSE
Schering-Plough Corporation                  SGP          14            NYSE
Watson Pharmaceuticals, Inc.                 WPI           1            NYSE

----------------


(1) King Pharmaceuticals, Inc. has announced a 4-for-3 stock split on its common stock payable to shareholders of record as July 3, 2001. King Pharmaceuticals will begin trading on a split adjusted basis on July 20, 2001. As of July 24, 2001, the share amount of King Pharmaceuticals, represented by a round-lot of 100 Pharmaceuticals HOLDRS, will be 4.25.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.




            The date of this prospectus supplement is June 30, 2001.